Press Release	II-VI Incorporated
375 Saxonburg Boulevard
Saxonburg, Pennsylvania 16056
Telephone (724) 352-4455

Release Date:	January 22, 2008	Contact:	Craig A. Creaturo
Chief Financial Officer and Treasurer
(724) 352-4455
ccreaturo@ii-vi.com
Homepage: www.ii-vi.com

II-VI INCORPORATED:

REPORTS RECORD SECOND QUARTER REVENUES AND EARNINGS,

RECORDS GAIN ON SALE OF EQUITY INVESTMENT

PITTSBURGH, PA., January 22, 2008 — II-VI Incorporated (NASDAQ Global Select: IIVI) today reported results for its second quarter ended December 31, 2007. Revenues for the quarter increased 17% to a record $74,256,000 from $63,342,000 in the second quarter of last fiscal year. Revenues for the six months ended December 31, 2007 increased 18% to $146,927,000 from $124,139,000 for the same period last fiscal year. Net earnings for the quarter were a record $26,760,000 or $0.88 per share-diluted and included a $0.52 after-tax gain on sale of equity investment as described below. These results compare with net earnings of $9,110,000 or $0.30 per share-diluted in the second quarter of last fiscal year. For the six months ended December 31, 2007, net earnings were $36,383,000 or $1.19 per share-diluted and included a $0.52 after-tax gain on sale of equity investment as described below. This compares with net earnings of $16,608,000 or $0.55 per share-diluted for the same period last fiscal year.

During the quarter ended December 31, 2007, the Company sold its equity interest in a Canadian company, 5NPlus, Inc., for approximately $30 million in cash on which it recorded an after-tax gain of $15,913,000 or $0.52 per share diluted.

Bookings for the quarter increased 11% to $79,735,000 compared to $72,151,000 in the second quarter of last fiscal year. Bookings for the six months ended December 31, 2007 increased 18% to $161,573,000 from $136,448,000 for the same period last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Francis J. Kramer, president and chief executive officer said, “Second quarter operating results exceeded our expectations due to improved operating performances in the Military & Materials and Near-Infrared Optics segments. Pacific Rare Specialty Metals & Chemicals executed well. This is the fourth consecutive quarter of record Company revenues, and bookings were the second highest in Company history led by a record-setting quarter for Infrared Optics. Our backlog has increased 14% since June 30, 2007 and is up 27% from the year ago quarter.”

Kramer continued, “The sale of our investment in 5NPlus strengthened the Company’s financial fundamentals which enabled us to pay down our debt significantly. We completed our acquisition of a 74.9% equity interest in HIGHYAG Lasertechnologie GmbH on January 2, 2008. We are pleased to welcome HIGHYAG to the II-VI Incorporated family of companies and have adjusted our outlook for the remainder of this fiscal year to include their expected revenue and earnings contribution.”

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II-VI Incorporated

January 22, 2008

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other income or expense, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control.

	Three Months Ended December 31,			Six Months Ended December 31,
	2007	2006	% Increase (Decrease)	2007	2006	% Increase (Decrease)
Bookings:
Infrared Optics	$39,018	$31,328	25%	$74,517	$64,127	16%
Near-Infrared Optics	10,103	25,134	(60)%	34,241	32,595	5%
Military & Materials	18,949	7,560	151%	30,515	14,579	109%
Compound Semiconductor Group	11,665	8,129	43%	22,300	25,147	(11)%

Total Bookings	$79,735	$72,151	11%	$161,573	$136,448	18%

Revenues:
Infrared Optics	$33,918	$31,494	8%	$67,535	$63,652	6%
Near-Infrared Optics	14,419	11,727	23%	28,651	22,239	29%
Military & Materials	12,239	6,462	89%	24,216	12,649	91%
Compound Semiconductor Group	13,680	13,659	0%	26,525	25,599	4%

Total Revenues	$74,256	$63,342	17%	$146,927	$124,139	18%

Segment Earnings:
Infrared Optics	$7,823	$8,794	(11)%	$15,190	$17,597	(14)%
Near-Infrared Optics	2,842	1,635	74%	5,744	2,834	103%
Military & Materials	2,251	603	273%	3,770	844	347%
Compound Semiconductor Group	1,147	1,160	(1)%	1,528	1,013	51%

Total Segment Earnings	$14,063	$12,192	15%	$26,232	$22,288	18%

Outlook

For the third fiscal quarter ending March 31, 2008, the Company currently forecasts revenues to range from $81 million to $84 million and earnings per share to range from $0.37 to $0.42. Results for the quarter ended March 31, 2007 were revenues of $67.1 million and earnings per share of $0.33. For the fiscal year ending June 30, 2008, the Company expects revenues to range from $315 million to $321 million and earnings per share to range from $1.93 to $2.05. The results for the fiscal year ending June 30, 2008 include the after-tax gain on sale of equity investment of $0.52 per share. Results for the year ended June 30, 2007 were revenues of $263 million and earnings per share of $1.25.

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II-VI Incorporated

January 22, 2008

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, January 22, 2008 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company’s web site at www.ii-vi.com as well as at http://www.videonewswire.com/event.asp?id=44827. Please allow extra time prior to the call to visit the site and, if needed, download the media software required to listen to the internet broadcast. A replay of the webcast will be available for two weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for a diversified customer base including industrial manufacturing, military and aerospace, medical radiology, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, cadmium zinc telluride for gamma radiation detectors, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company’s infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems, and HIGHYAG Lasertechnologie GmbH (“HIGHYAG”) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers. In the Company’s near-infrared optics business, VLOC, manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments and laser gain materials and products for solid-state YAG and YLF lasers. In the Company’s military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, and Pacific Rare Specialty Metals & Chemicals produces and refines selenium and tellurium materials. In the Company’s Compound Semiconductor Group, the eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray sensor products and materials for use in medical, industrial, environmental, scientific and homeland security applications; the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; the Marlow Industries, Inc. subsidiary designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and, the Advanced Materials Development Center (AMDC) provides expertise in materials development, process development, and manufacturing scale up.

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II-VI Incorporated

January 22, 2008

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007; (iii) purchasing patterns from customers and end-users; (iv) timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company’s ability to devise and execute strategies to respond to market conditions.

CONTACT: Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.

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II-VI Incorporated and Subsidiaries

Condensed Consolidated Statements of Earnings (Unaudited)

(000 except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Revenues
Net sales	$70,232	$60,870	$139,163	$119,049
Contract research and development	4,024	2,472	7,764	5,090

Total Revenues	74,256	63,342	146,927	124,139

Costs, Expenses, Other (Income) Expense
Cost of goods sold	$40,132	$33,803	$81,394	$67,854
Contract research and development	3,125	1,915	5,948	3,902
Internal research and development	2,020	1,561	4,124	2,862
Selling, general and administrative	14,916	13,871	29,229	27,233
Interest expense	70	295	195	669
Other (income) expense, net	(1,054)	(937)	(2,188)	(1,445)
Gain on sale of equity investment, pre-tax	(26,455)	—	(26,455)	—

Total Costs, Expenses, Other (Income) Expense	32,754	50,508	92,247	101,075

Earnings Before Income Taxes	41,502	12,834	54,680	23,064
Income Taxes	14,742	3,724	18,297	6,456

Net Earnings	$26,760	$9,110	$36,383	$16,608

Diluted Earnings Per Share	$0.88	$0.30	$1.19	$0.55

Average Shares Outstanding – Diluted	30,538	30,119	30,470	30,017

Average Shares Outstanding – Basic	29,696	29,312	29,645	29,254

II-VI Incorporated and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(000)

	December 31, 2007	June 30, 2007
Assets
Current Assets
Cash and cash equivalents	$68,038	$32,618
Accounts receivable, net	42,593	47,724
Inventories	64,314	59,857
Deferred income taxes	9,175	9,279
Prepaid and other current assets	3,676	2,434

Total Current Assets	187,796	151,912

Property, Plant & Equipment, net	87,176	85,639
Goodwill	24,656	24,489
Other Intangible Assets, net	14,146	13,920
Investments	3,665	6,982
Other Assets	5,269	4,982

Total Assets	$322,708	$287,924

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$11,607	$14,099
Accruals and other current liabilities	30,719	29,595
Current portion of long-term debt	—	55

Total Current Liabilities	42,326	43,749
Long-Term Debt—less current portion	3,581	14,940
Deferred Income Taxes	4,229	6,087
Other Liabilities	13,014	3,708

Total Liabilities	63,150	68,484
Shareholders’ Equity	259,558	219,440

Total Liabilities and Shareholders’ Equity	$322,708	$287,924

II-VI Incorporated and Subsidiaries

Other Selected Financial Information (Unaudited)

($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
EBITDA	$45,743	$17,229	$63,380	$31,910
EBITDA excluding pre-tax gain on sale of equity investment	$19,288	$17,229	$36,925	$31,910
Cash paid for capital expenditures	$4,264	$5,375	$9,239	$8,439
Net payments on indebtedness	$10,735	$8,388	$11,749	$12,276

Incentive stock option and performance share compensation expense, pre-tax	$1,033	$793	$2,102	$1,536

Cash paid for shares repurchased through the Company’s stock repurchase program	$—	$—	$594	$502

Shares repurchased through the Company’s stock repurchase program	—	—	20,000	19,500

Reconciliation of Segment Earnings and EBITDA to Earnings Before Income Taxes	Three Months Ended December 31,		Six Months Ended December 31,
	2007	2006	2007	2006
Total Segment Earnings	$14,063	$12,192	$26,232	$22,288
Interest expense	70	295	195	669
Other (income), net	(27,509)	(937)	(28,643)	(1,445)

Earnings before income taxes	$41,502	$12,834	$54,680	$23,064

EBITDA	$45,743	$17,229	$63,380	$31,910
Interest expense	70	295	195	669
Depreciation and amortization	4,171	4,100	8,505	8,177

Earnings before income taxes	$41,502	$12,834	$54,680	$23,064

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